Exhibit 16.1

October 29, 2018

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549-7561

Ladies and Gentleman:

RE: Heyu Biological Technology Corporation

Commission File No. 000-26731

Heyu Biological Technology Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated October 29, 2018, and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Haynie & Company
Haynie & Company